Exhibit 99.1

UNITED STATES OF AMERICA
BEFORE THE
FEDERAL ENERGY REGULATORY COMMISSION

)
Puget Sound Energy, Inc.	)	Docket No. EL03-169-000
)

AGREEMENT AND STIPULATION

To:  Presiding Administrative Law Judge Carmen A. Cintron
        Pursuant to Rule 602 of the Rules of Practice and Procedure of the Federal Energy Regulatory Commission (“FERC” or “Commission”), 18 C.F.R. § 385.602 (2003), Puget Sound Energy, Inc. (“Puget”) and the Federal Energy Regulatory Commission Trial Staff (“Staff”) hereby submit this Agreement and Stipulation (“Agreement”) in the above-captioned proceeding. This Agreement, which includes the attached documents supporting the Agreement, constitutes a full and final resolution of all issues set for hearing on June 25, 2003 in American Electric Power Service Corp., 103 FERC ¶ 61,345 (2003).

ARTICLE I.
PROCEDURAL HISTORY

          1.1.        On June 25, 2003, the Commission issued its “Order to Show Cause Concerning Gaming and/or Anomalous Market Behavior” (“Show Cause Order”) which, among other things, found that a number of named Identified Entities appear to have participated in activities (“Gaming Practices”) that constitute gaming and/or anomalous market behavior in violation of the California Independent System Operator Corporation’s (“ISO”) and California Power Exchange’s (“PX”) tariffs during the period January 1, 2000 to June 20, 2001. The Show Cause Order set for hearing the issue of why the approximately forty Identified Entities, including Puget, should not be found to have employed one or more of the Gaming Practices.1 The Show Cause Order also directed the Presiding Administrative Law Judge to recommend an appropriate remedy for an entity found by the ALJ to have engaged in a Gaming Practice.2

          1.2.        As it relates to this Agreement, the Show Cause Order asserted that Puget appears to have participated in the “false import,”3 “paper trading,”4 and “cutting non-firm”5 Gaming Practices and established the above-referenced docket.

          1.3.        The Show Cause Order directed the ISO to release to each of the Identified Entities all of their “specific transaction data” used by the ISO to identify the transactions the ISO believes may have been improper under its tariff, as clarified by the Show Cause Order. The Commission further ordered the ISO to file this data with the Commission, along with an “explanation of its screen(s).”6 The ISO complied by filing its “Technical Supplement to Source Data Provided Pursuant to the June 25, 2003 FERC Orders to Show Cause . . .” on July 15, 2003 (“ISO July 15 data”).

          1.4.        In its Show Cause Order, the Commission also stated that:

We recognize that, in some instances, the burdens and costs to both the parties and the Commission associated with litigating whether certain market participants engaged in particular Gaming Practices and violated the MMIP may exceed the revenues and unjust profits that resulted from such transactions. There are also many disputed issues of fact which, in litigation, would tend to prolong uncertainty for the Identified Entities and the marketplace as a whole. Therefore, we encourage the Identified Entities to resolve these proceedings by settlement with the Commission’s Trial Staff.[7]

ARTICLE II.
BACKGROUND

          2.1.        Puget is a corporation established and organized under the laws of the State of Washington with its principal offices located in Bellevue, Washington. Puget is an electric and natural gas investor-owned utility that is engaged in, among other things, generating, transmitting, and distributing electric power, and serving 967,000 retail electric customers in the Puget Sound region of the State of Washington. Puget’s wholesale sales of electricity and interstate transmission of electricity are subject to the jurisdiction of the Commission. Puget’s retail rates, terms, and conditions of service are regulated by the Washington Utilities and Transportation Commission.

          2.2.        In determining that Puget may have engaged in certain allegedly improper practices identified as “false import,” “paper trading,” and “cutting non-firm,” the Commission relied on certain data and information provided by the ISO, but the Commission made no factual findings in the Show Cause Order regarding whether Puget actually employed any improper trading practices. The Commission based the Show Cause Order in this docket on ISO data and “broadly inclusive” screens developed by the ISO and Dr. Peter Fox-Penner, and noted the likelihood that some of the transactions identified by these over-inclusive screens as potentially involving wrongdoing were actually legitimate transactions.8

ARTICLE III.
STAFF INVESTIGATION

          3.1.        Puget has presented Staff with detailed hourly, transaction-specific data that addresses the ISO data and the screens utilized by the ISO and Dr. Fox-Penner. In reaching this Agreement, Staff has fully considered the data and information provided by Puget, the data and information provided by the ISO and Dr. Peter Fox-Penner that formed the basis of their allegations, and the definitions of the alleged Gaming Practices set forth by the Commission in the Show Cause Order.

          3.2.        Staff is satisfied, based on the ISO July 15 data, that there is no basis on which to proceed in ordering Puget to show cause why it should not be found to have participated in the “false import” Gaming Practice. The ISO July 15 data does not include Puget among those entities alleged by the ISO to have engaged in “false import” practices because that data demonstrates that Puget did not sell out-of-market power into California at a price over the cap during the relevant period, May 2000 through October 2, 2000.9

          3.3.        Staff is satisfied, based on Puget’s hourly transaction-specific data, that there is no basis on which to proceed in ordering Puget to show cause why it should not be found to have participated in the “paper trading” Gaming Practice.10 That data and accompanying affidavit, provided in Attachment B, demonstrates that Puget always had resources available to back up its ancillary services bids into California during the period January 1, 2000 through June 20, 2001.

          3.4.        Puget has provided Staff with data that Puget asserts demonstrates that Puget cut schedules only under appropriate reliability-related circumstances, and therefore did not engage in the practice of “cutting non-firm.” Nonetheless, Puget has chosen not to bear the expense of pursuing the matter further. In light of the agreement to the payment of the Settlement Amount, Staff has no need to take, and takes no position on the matter.

ARTICLE IV.
SETTLEMENT

          4.1.        The Agreement in this proceeding constitutes a full and final resolution of all issues related to Puget set for hearing on June 25, 2003 in American Electric Power Service Corp., et al., 103 FERC ¶ 61,345 (2003), and specifically in Puget Sound Energy, Inc., Docket No. EL03-169-000. As a condition to the settlement, Puget further requires Commission assurance that at no time shall Puget be subject to further scrutiny or investigation by the Commission for its trading activities in the state of California during the period January 1, 2000 through June 20, 2001, except for those issues that may be raised in Docket No. IN03-10-000.11 However, Puget recognizes that Staff has no authority to address issues outside those specifically raised in the Show Cause Order, and Staff’s concurrence in the Agreement is with that reservation.

          4.2.        In recognition of the burdens, costs, and uncertainty associated with the litigation process, Puget has agreed to pay into a deposit fund account established by the United States Treasury on behalf of the FERC for this purpose, within thirty (30) days of the effective date of this Agreement, so long as the Agreement is accepted as a full and complete resolution of all issues set for hearing in this proceeding, the sum of $17,092 (“Settlement Amount”), subject to any other provision(s) of this Agreement addressing payment of the Settlement Amount. This sum represents Puget’s total alleged revenue associated with the practice of “cutting non-firm” for the period January 1, 2000 through June 20, 2001.12 Payment of the Settlement Amount does not constitute an admission of any wrongdoing. By agreeing to pay the Settlement Amount and by entering into this Agreement, Puget does not admit and emphatically denies that the allegations set forth in the show cause orders have any merit. Puget does not admit and emphatically denies that during the relevant period in this proceeding, January 1, 2000 through June 20, 2001, any of Puget’s trading activities violated any governing tariff, regulation, or statute, or adversely affected the price formation process. Payment of the Settlement Amount does not constitute the payment of any refund, penalty, or fine. Puget agrees to pay the Settlement Amount in order to expedite the settlement process, avoid the substantial costs and burdens of further litigating these issues, and because it believes that this Agreement is in the public interest.

ARTICLE V.
RESERVATIONS

          5.1.        Neither Puget, Staff, nor any other person or party shall be bound or prejudiced by any part of this Agreement, unless it is approved and made in accordance with the provisions of Article VI herein.

          5.2.        This Agreement is made upon the express understanding that it constitutes a negotiated settlement of the above-captioned proceeding, along with all issues that were raised or that could have been raised, in Docket No. PA02-2-000, with the exception of those issues that may be raised in Docket No. IN03-10-000. Neither Puget, Staff, nor any other person or party shall be deemed to have approved, accepted, agreed to or otherwise consented to any ratemaking, jurisdictional or tariff principle or methodology, nor shall any party be deemed to have agreed to any principle of law underlying, or supposed to underlie, any of the claims advanced or the matters resolved under this Agreement. This Agreement shall not be deemed to establish a “settled practice” as described in Public Service Commission v. FERC.13

          5.3.        This Agreement, and any Commission order approving this Agreement, shall not be deemed or construed as an admission, or as evidence of wrongdoing or violation of any law or regulation, including any Commission rule, regulation, or order, by Puget.

ARTICLE VI.
EFFECTIVENESS

          6.1.        This Agreement does not become effective until the Commission shall have issued a final order as defined in 6.3, infra, approving this Agreement without modification or condition or, if modified or conditioned, upon its acceptance by Puget.

          6.2.        If Commission approval of this Agreement is conditioned or the Agreement is modified, then within 20 days thereafter, Puget shall be permitted to withdraw from the Agreement by providing written notice to the Commission, and if it shall do so, then this Agreement shall not become effective and it shall be a nullity for any and all purposes. If Puget has not notified the Commission within 20 days of such condition or modification, then Puget shall be deemed to have accepted the conditions or modifications.

          6.3.        For purposes of this Agreement, the term “final order” means a Commission order which is no longer subject to further proceedings before the Commission and an order shall be deemed to be a final order as of the date rehearing is denied or the date on which the right to seek rehearing expires.

          6.4.        In the event that the Agreement has become effective, but the Commission’s order approving the Agreement becomes subject to a petition for review, the time period for payment of the Settlement Amount agreed to in 4.4, supra, shall be stayed until 10 days after any such petition shall be conclusively denied. In the event such a petition shall be granted, all provisions governing effectiveness expressed in this Article shall be applied to the order on remand.

ARTICLE VII.
CONCLUSION

          7.1.        This Agreement is entered into voluntarily by Staff and Puget, and, other than the agreements set forth herein, no tender, offer, or promise of any kind whatsoever has been made by any party to this Agreement to induce the other party to enter into this Agreement.

          7.2.        Based upon all of the foregoing, Staff and Puget believe that this Agreement is in the public interest. Accordingly, Staff and Puget respectfully request that Presiding Administrative Law Judge Cintron accept this Agreement, and certify as in the public interest to the Commission for approval as the full and final resolution of all of the issues set for hearing in this proceeding.

_________________

1         Am. Elec. Power Serv. Corp., 103 FERC ¶ 61,345, at P 2 (2003).
2         Id.
3         Id. at PP 37-40 and Attachment A.
4         Id. at PP49, 51-53 and Attachment C.
5         Id. at PP 42-43, 46-47 and Attachment B.
6         Id. at P 72.
7         Id. at P 73.
8         Id. at n.54 and PP 67-68.
9         See Technical Supplement to Source Data at Table 3, p. 8, filed by the ISO in this and the consolidated proceedings, Docket No. EL03-137-000, et al. (July 15, 2003); Attachment A (email from Beth Burns, ISO Litigation Counsel, confirming that Puget did not sell out-of-market power into California at a price over the cap during the relevant period); Show Cause Order at n.55.
10         See Attachment B.
11         In Docket No.IN03-10-000, the Commission is conducting an investigation into anomalous bidding behavior in Western markets. See Order Requiring Demonstration that Certain Bids Did Not Constitute Anomalous Market Behavior. Investigation Into Anomalous Bidding Behavior and Practices in the Western Markets. 103 FERC ¶ 61,347 (2003).
12         See Supplemental Analysis of Trading and Scheduling Strategies Described in Enron Memos at p. 28, publicly filed with the Commission by the ISO on June 18, 2003.
13         642 F.2d 1335 (D.C. Cir. 1980).

AGREED TO AND ACCEPTED THIS 28th DAY OF AUGUST 2003:

Puget Sound Energy, Inc.	Office of Administrative Litigation Federal Energy Regulatory Commission
By: _____________________ Gary D. Bachman Cheryl Feik Ryan	By: _____________________ Edith A. Gilmore
Commission Staff Counsel
Attorneys for Puget Sound Energy, Inc.